FOR IMMEDIATE RELEASE

For more information contact:

Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 233-9332
Media:	Kirsten A. Skyba
Vice President, Marketing Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS FIRST QUARTER EPS UP 33.7 PERCENT TO $1.11;
INCREASES FISCAL 2005 EPS EXPECTATIONS TO $3.85

        OSHKOSH, WIS. (January 25, 2005) – Oshkosh Truck Corporation [NYSE: OSK], a leading manufacturer of specialty trucks and truck bodies, today reported that net income increased 36.6 percent to $40.6 million, or $1.11 per share, on sales of $644.9 million for the quarter ended December 31, 2004. This compares with net income of $29.7 million, or $0.83 per share, on sales of $493.2 million for last year’s first quarter. These results exceeded Oshkosh’s most recent sales and earnings estimates of $598.0 million and $0.71 per share, respectively, for the first quarter of fiscal 2005. Oshkosh also increased its sales and earnings estimates for fiscal 2005 to $2.775 billion and $3.85 per share, respectively.

        Sales increased 30.8 percent in the first quarter of fiscal 2005. Sales grew in all segments as the Company’s end markets continued to improve, and due to $47.6 million of sales contributed by recent acquisitions. Operating income increased 44.7 percent to $67.6 million, or 10.5 percent of sales. Operating income increased principally due to strong performance in the Company’s defense and fire and emergency segments, while the Company’s European refuse business exhibited continued weak performance.

-Continued-

        Robert G. Bohn, chairman, president and chief executive officer, said, “This is the best first quarter in Company history, driven by exceptional execution of logistics services for the U.S. Department of Defense and strong performance in the fire and emergency business.”

        Bohn continued, “The first quarter has established solid momentum for Oshkosh’s fiscal 2005 financial performance. Both our defense and fire and emergency businesses had exceptionally strong starts to the fiscal year. The defense business continues to grow at record levels, fueled by new armor contracts, active recapitalization of the fleet in Iraq, and a doubling of our parts and service revenues -all as a result of the ongoing conflicts.

        “We believe the municipal and homeland security markets are improving and provide a solid foundation for continued growth in our fire and emergency business. JerrDan and BAI, acquisitions completed last year, contributed to our financial performance, with JerrDan delivering double-digit growth in its incoming order rate for towing and recovery equipment.

        “In our commercial business, we had improved revenue generation and earnings in our U.S. operations, but European operations continued to report losses in the first quarter. Although we believe that McNeilus has turned the corner, we are implementing ‘lean’ initiatives and price increases at both our U.S. and European operations to reduce our cost structure and deliver margin enhancement.”

-Continued-

        Commenting on the outlook for the fiscal year, Bohn said, “We increased our fiscal 2005 earnings per share estimate just last quarter. Now, our confidence has been further bolstered by recent developments, particularly the strong incoming order rate in our defense and fire and emergency businesses, leading us to again increase fiscal 2005 estimates above previous guidance.”

        Factors affecting first quarter results for the Company’s business segments included:

        Fire and emergency—Fire and emergency segment sales increased 58.0 percent to $194.2 million for the quarter. Operating income was up 58.9 percent to $18.4 million, or 9.5 percent of sales. The JerrDan and BAI acquisitions contributed revenues of $43.6 million and operating income of $3.0 million. Sales and operating income from other businesses in this segment grew 22.5 percent and 32.7 percent, respectively, for the quarter. The higher sales level for these businesses reflected strong order flow for fire apparatus and airport products during fiscal 2004, largely due to continued recovery in municipal spending nationwide and federal homeland security funding, which fueled purchases by federal agencies, states and municipalities. Operating income margins for these businesses improved due to an improved sales mix.

        Defense—Defense segment sales increased 13.2 percent to $215.5 million for the quarter. Parts and services sales more than doubled, compensating for lower truck sales. Prior year first quarter results included shipments of Heavy Equipment Transporters (“HETs”) to the U.K. The U.K. HET contract was concluded during the second quarter of fiscal 2004.

-Continued-

        Operating income in the first quarter was up 39.1 percent to $51.7 million, or 24.0 percent of sales. Earnings for the current quarter increased primarily due to the more than doubling of relatively higher-margin parts and service sales and the negotiation of contracts in the first quarter under which the Company recovered $3.7 million of pre-contract costs expensed in fiscal 2004 related to maintenance and armoring work performed in Iraq. First quarter earnings also reflected an $8.5 million cumulative life-to-date adjustment to operating income due to an increase in margins on the Company’s Medium Tactical Vehicle Replacement (“MTVR”) contract from 7.6 percent to 8.5 percent. The Company had reported a cumulative life-to-date adjustment to MTVR margins during the first quarter of fiscal 2004 of $6.5 million to raise its MTVR base contract margins to a 6.3 percent rate at that time.

        Commercial—Commercial segment sales increased 32.0 percent to $241.6 million for the quarter. Higher unit volumes of concrete placement and domestic refuse products were the primary drivers, while pricing held relatively flat compared to the prior year. Operating income decreased 21.7 percent to $5.6 million, or 2.3 percent of sales, as a result of a $2.6 million operating loss at the Company’s European refuse products business. The loss was attributable to lower unit volume, lower pricing in many end markets and increased material, labor and warranty costs associated with the launch of a new, Geesink-branded rear loader.

        Corporate and other—Operating expenses and inter-segment profit elimination decreased $1.1 million to $8.1 million, largely due to favorable settlements of product liability matters aggregating $4.2 million which offset higher compensation expense. Net interest expense for the quarter doubled to $1.8 million, compared to the prior year quarter. Higher interest costs were largely due to acquisition-related debt incurred in July and November 2004 in connection with the Company’s recent acquisitions.

-Continued-

        Total debt increased during the quarter to $104.4 million at December 31, 2004 from $75.9 million at September 30, 2004 as a result of debt incurred in connection with the Company’s acquisition of the Concrete Equipment Company, Inc. in November 2004 and increased working capital requirements associated with seasonal requirements.

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.075 per share for Class A Common Stock and $0.0875 per share for Common Stock. These dividends, unchanged from the immediately preceding quarter, will be payable February 14, 2005, to shareholders of record as of February 7, 2005.

        The Company will comment on first quarter earnings and expectations for the remainder of fiscal 2005 during a live conference call at 11:00 a.m. Eastern Standard Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 9:30 a.m. Eastern Standard Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for twelve months at this website.

-Continued-

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, McNeilus®, Pierce®, JerrDan®, Medtec®, CON-E-CO®, Geesink, Norba and BAI brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the Company’s ability to turnaround its Geesink Norba Group and McNeilus businesses, the success of the launch of the Revolution® composite concrete mixer drum, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses, rapidly rising steel and component costs and the Company’s ability to avoid such cost increases based on its supply contracts or recover such rising costs with increases in selling prices of its products, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2005 are based in part on certain assumptions made by the Company, including, without limitation, those relating to the Company’s ability to turnaround the business of the Geesink Norba Group sufficiently to support its current valuation resulting in no non-cash impairment charge for Geesink Norba Group goodwill; the sale of 1,000 Revolution® composite concrete mixer drums in the U.S. in fiscal 2005 at favorable pricing and costs; increasing concrete placement activity; the performance of the U.S. and European economies generally; when the Company will receive sales orders and payments; achieving cost reductions; production and margin levels under the MTVR contract, the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity contract and for international defense trucks; the level of U.S. Department of Defense procurement of replacement parts, services and remanufacturing of trucks; capital expenditures of municipalities and large waste haulers; targets for Geesink Norba Group sales and operating losses; the ability of the Company to recover steel and component cost increases from its customers; spending on bid and proposal activities and new product development; interest costs; the ability to integrate acquired businesses; and that the Company does not complete any acquisitions other than those recently announced. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2004	2003
	(In thousands, except per share amounts)
Net sales	$644,917	$493,194
Cost of sales	529,326	404,772

Gross income	115,591	88,422
Operating expenses:
Selling, general and administrative	46,265	40,031
Amortization of purchased intangibles	1,694	1,663

Total operating expenses	47,959	41,694

Operating income	67,632	46,728
Other income (expense):
Interest expense	(2,251)	(1,148)
Interest income	466	250
Miscellaneous, net	(713)	(40)

	(2,498)	(938)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	65,134	45,790
Provision for income taxes	25,132	16,712

Income before equity in earnings of
unconsolidated affiliates and
minority interest	40,002	29,078
Equity in earnings of unconsolidated
affiliates, net of income taxes	473	620
Minority interest	99	--

Net income	$40,574	$29,698

Earnings per share:
Class A Common Stock	$0.99	$0.74
Common Stock	$1.14	$0.86
Earnings per share assuming dilution	$1.11	$0.83
Weighted average shares outstanding:
Basic earnings per share:
Class A Common Stock	806	815
Common Stock	34,809	33,984
Effect of dilutive options and incentive
compensation awards	824	980

Diluted earnings per share	36,439	35,779

Cash dividends:
Class A Common Stock	$0.07500	$0.05000
Common Stock	$0.08750	$0.05750

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2004	September 30, 2004
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$37,628	$30,081
Receivables, net	279,047	253,914
Inventories	438,979	368,067
Prepaid expenses	19,906	17,612
Deferred income taxes	38,153	41,033

Total current assets	813,713	710,707
Investment in unconsolidated affiliates	20,811	21,187
Other long-term assets	28,115	26,375
Property, plant and equipment	329,599	316,538
Less accumulated depreciation	(153,507)	(147,962)

Net property, plant and equipment	176,092	168,576
Purchased intangible assets, net	134,668	140,506
Goodwill	411,957	385,063

Total assets	$1,585,356	$1,452,414

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$179,017	$200,290
Customer advances	237,791	209,656
Floor plan notes payable	38,679	25,841
Payroll-related obligations	32,322	43,978
Income taxes	8,848	17,575
Accrued warranty	39,087	35,760
Other current liabilities	85,740	73,842
Revolving credit facility and current maturities
of long-term debt	101,037	72,739

Total current liabilities	722,521	679,681
Long-term debt	3,392	3,209
Deferred income taxes	62,262	66,543
Other long-term liabilities	73,320	64,259
Minority interest	2,824	2,629
Commitments and contingencies
Shareholders' equity	721,037	636,093

Total liabilities and shareholders' equity	$1,585,356	$1,452,414

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2004	2003
	(In thousands)
Operating activities:
Net income	$40,574	$29,698
Non-cash and other adjustments	10,756	6,986
Changes in operating assets and liabilities	(62,533)	(48,745)

Net cash used for operating activities	(11,203)	(12,061)
Investing activities:
Acquisition of business, net of cash acquired	(19,111)	--
Additions to property, plant and equipment	(3,507)	(4,716)
Proceeds from sale of assets	3	46
Decrease (increase) in other long-term assets	2,123	(434)

Net cash used for investing activities	(20,492)	(5,104)
Financing activities:
Net borrowings under revolving credit facility	25,511	20,100
Proceeds from exercise of stock options	16,326	1,772
Proceeds from issuance of long-term debt	--	965
Repayment of long-term debt	(384)	(240)
Dividends paid	(3,088)	(2,001)

Net cash provided from financing activities	38,365	20,596
Effect of exchange rate changes on cash	877	912

Increase in cash and cash equivalents	7,547	4,343
Cash and cash equivalents at beginning of period	30,081	19,245

Cash and cash equivalents at end of period	$37,628	$23,588

Supplementary disclosure:
Depreciation and amortization	$7,834	$6,585

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,
	2004	2003
	(In thousands)
Net sales to unaffiliated customers:
Fire and emergency	$194,156	$122,861
Defense	215,474	190,387
Commercial	241,581	182,996
Intersegment eliminations	(6,294)	(3,050)

Consolidated	$644,917	$493,194

Operating income (expense):
Fire and emergency	$18,445	$11,606
Defense	51,701 (1)	37,164 (2)
Commercial	5,625	7,187
Corporate and other	(8,139)	(9,229)

Consolidated	$67,632	$46,728

Period-end backlog:
Fire and emergency	$532,352	$347,577
Defense	1,052,905	874,761
Commercial	279,743	215,385

Consolidated	$1,865,000	$1,437,723

(1)	Includes an $8,500 cumulative life-to-date adjustment to operating income due to an increase in margins on the Company’s MTVR contract from 7.6 percent to 8.5 percent as a result of the final negotiation of disputed pricing on two components of the MTVR truck, improved overhead absorption due largely to increased overall defense segment production volume and other items.

(2)	Includes a $6,500 cumulative life-to-date adjustment to operating income due to an increase in margins on the Company’s MTVR contract from 5.5 percent to 6.3 percent.

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